EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-226207, 333-218187, 333-147149, 333-168800, 333-200375, and 333-202027), and Forms S-3 (Nos. 333-225448, 333‑180290, 333-202024, and 333-207896) of our reported dated May 29, 2020 included in this Annual Report on Form 10-K of Remark Holdings, Inc. (the “Company”) relating to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (which report expresses an unqualified opinion and contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern), for the Company as of December 31, 2019.

/s/ Cherry Bekaert LLP

Atlanta, GA

May 29, 2020